EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Burleigh Instruments, Inc.:

We consent to the inclusion of our report dated April 13, 2001, with respect to the combined consolidated balance sheets of Burleigh Instruments, Inc. and subsidiaries as of December 19, 2000 and December 31, 1999 and 1998, and the related combined consolidated statements of income, stockholders' equity, and cash flows for the period from January 1, 2000 to December 19, 2000 and for the years ended December 31, 1999 and 1998, which report appears herein and to the reference to our firm under the heading "Experts".


                                   /s/ KPMG LLP

Rochester, New York
July 2, 2001